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EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
NEOGEN CORPORATION AND SUBSIDIARIES

May 31, 2002

                                                             PERCENTAGE OWNED
                                  STATE INCORPORATED      BY NEOGEN CORPORATION
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Neogen Research Corporation II         Michigan                   90%
Neogen Research Corporation IV         Michigan                  100%
Ideal Instruments, Inc.                Michigan                  100%
Acumedia Manufacturers, Inc.           Michigan                  100%
Neogen Properties, LLC                 Michigan                  100%
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All of the subsidiaries listed above are included in the consolidated financial statements of Neogen Corporation.

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